EXHIBIT 99-1
                                                                            News
                                                                         Release

                                                  Vectren Corporation
                                                  P.O. Box 209
                                                  Evansville, IN  47702-0209
FOR IMMEDIATE RELEASE
February 10, 2005

Investor Contact: Steven M. Schein, (812) 491-4209, sschein@vectren.com Media Contact: Michael Roeder, (812) 491-4143, mroeder@vectren.com

                Vectren's gas marketing joint venture, ProLiance Energy LLC, receives unfavorable Alabama court result

Evansville, Ind. - Vectren Corporation (NYSE: VVC) announced today that an Alabama jury reached a verdict in a trial against ProLiance Energy LLC, a gas marketing firm based in Indianapolis and co-owned by Vectren and Citizens Gas and Coke Utility. The verdict awarded the gas utility department of the City of Huntsville, Alabama $8.2 million in compensatory damages and $25 million in punitive damages; the compensatory damages may also be subject to trebling. The final amount of the verdict in the case is expected from the court within the next thirty (30) days. ProLiance management and its legal counsel are evaluating the verdict, but would expect to appeal.

"We are extremely disappointed in the jury's verdict. Based upon our understanding of the proceedings, we do not believe that the verdict is well founded. ProLiance has a long track record of outstanding customer service to its over 1,200 customers, and since its formation in 1996 has done an outstanding job as a natural gas service provider. It has saved the customers of Vectren and Citizens Gas in excess of $130 million," said Carl L. Chapman, chief operating officer of Vectren.

The litigation arose when natural gas prices spiked during the winter of 2000-2001. When Huntsville was unable to pay the higher prices, ProLiance allowed them to modify their contract and spread the payment of the higher costs over an extended period. Huntsville later contended that its utility manager lacked authority to sign the modification, and filed suit against ProLiance contending that it had defrauded Huntsville.

About Vectren
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.

About ProLiance
ProLiance Energy, LLC is a natural gas marketer headquartered in Indianapolis, Indiana, with sales offices in Illinois, Kentucky, Michigan, Missouri, Ohio, and Texas. ProLiance serves natural gas customers in 18 states in the midwest and southeast. ProLiance is jointly owned by affiliates of Citizens Gas and Coke Utility and Vectren Corporation.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K on Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.